Exhibit 23.3

KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017
(614) 766-1426
(614) 766-1459 FAX

December 14,2006

Re:	Valuation Appraisal of Delanco Bancorp, Inc. Delanco Federal Savings Bank Delanco, New Jersey

We hereby consent to the use of our firm's name in the Form SB-2 and in the Form MHC-2 of Delanco Bancorp, Inc., and to the reference to our firm under the heading "Experts" in the prospectus, and to the inclusion of our opinion regarding the valuation of Delanco Bancorp, Inc., provided in our Valuation Appraisal Report and any Valuation Updates, in the Form SB-2 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

By: /s/ John A. Shaffer
John A. Shaffer
Vice President